Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 23, 2020, relating to the financial statements and financial highlights, which appears in Natixis Sustainable Future 2015 Fund, Natixis Sustainable Future 2020 Fund, Natixis Sustainable Future 2025 Fund, Natixis Sustainable Future 2030 Fund, Natixis Sustainable Future 2035 Fund, Natixis Sustainable Future 2040 Fund, Natixis Sustainable Future 2045 Fund, Natixis Sustainable Future 2050 Fund, Natixis Sustainable Future 2055 Fund, and Natixis Sustainable Future 2060 Fund’s Annual Report on Form N-CSR for the year ended January 31, 2020. We also consent to the references to us under the headings “Financial Statements”, “Financial Performance” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP Boston, Massachusetts
May 27, 2020